EXHIBIT 4

VOTING AGREEMENT

Agreement made as of this 4th day of October, 2000 by and among (i) Catherine S. Hill (the "Stockholder") and (ii) Mechanical Technology, Inc., a New York corporation (the "Investor").

WHEREAS, the Stockholder owns one thousand (1,000) shares of common stock, par value $0.01 per share ("Common Stock"), of Plug Power, Inc. a Delaware corporation (the "Company");

WHEREAS, the Stockholder has agreed to grant the Investor a proxy to vote certain of the shares of Common Stock owned by the Stockholder in accordance with, and subject to, the terms and provisions of this Agreement;

WHEREAS, the parties hereto desire to promote their mutual interests and the interests of the Company by providing in this Agreement for the terms and conditions with respect to the voting of certain shares of Common Stock owned by the Stockholder.

NOW, THEREFORE, in consideration of these premises and of the stipulations hereinafter recited, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

  VOTING
    Grant of Proxy.

    By his execution hereof, the Stockholder hereby grants to the Investor an irrevocable proxy until termination in accordance with Section 3.1 hereof to vote one thousand (1,000) shares of the Common Stock of the Company owned by the Stockholder (the "Shares") or to execute and deliver written consents on all matters submitted to the stockholders of the Company with respect to such number of Shares in such manner as the Investor in its sole discretion shall determine. The Stockholder hereby acknowledges that this proxy is irrevocable and is coupled with an interest. The Investor shall have full power and authority to do and perform each and every act and thing whether necessary or desirable to be done, as fully as the Stockholder might or could do if personally present at a stockholders' meeting or personally providing or withholding such consent. The Investor is authorized to vote or act in person or by proxy at any and all regular and special meetings of the stockholders of the Company for whatever purpose called or held, or in connection with any proceedings wherein the vote or written consent of the stockholders may be required or authorized. The Stockholder hereby acknowledges the receipt of good and valuable consideration for the proxy and as such the proxy is coupled with an interest and will not be revocable or revoked by him or her during the term of this Agreement.

    Other Rights of Beneficial Ownership.

    This Agreement shall only affect the Stockholder's right to vote the Shares at a special or annual meeting of the Company or consent to proposals otherwise presented to stockholders of the Company. Nothing herein shall restrict the Stockholder from exercising all other rights of beneficial ownership, including the right (i) to receive payments of dividends or other distributions from the Company with respect to the Shares, or (ii) to assign, pledge, encumber, give or otherwise transfer any of the Shares to any person or grant to any person any option, warrant or other right to acquire any of the Shares, provided that the transferee executes a proxy in favor of the Investor substantially similar to this Agreement.

    Effect of Votes.

  The Stockholder covenants and agrees that, on any proposal upon which the Investor is empowered to vote Shares pursuant hereto, whether at a meeting of stockholders or by written consent, such voting will be as fully effective as if such votes had been cast by the Stockholder without regard hereto.

  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STOCKHOLDER

  The Stockholder hereby represents and warrants to the Company and to the Investor as follows:

  (a) Absence of Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of, or default under, or conflict with, or require any consent under any term or provision of any contract, commitment, indenture, lease or other agreement to which the Stockholder is a party or by which the Stockholder or any of his assets is bound. The Stockholder shall not enter into an contract, commitment, indenture, lease or other agreement, written or oral, in conflict herewith or grant or commit to grant any proxy, written or oral, with respect to the Shares.

  (b) Binding Obligation. This Agreement constitutes a valid and binding obligation of the Stockholder, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency and similar laws affecting the rights and remedies of creditors generally, and by general principals of equity and public policy.

  (c) Title to Shares of Common Stock. The Stockholder is the record and beneficial holder (free and clear of any encumbrances or otherwise) of the Shares.

  MISCELLANEOUS

    Term.

    This Agreement shall remain in full force and effect until terminated upon the earlier to occur of (i) the closing of the sale of the Company by stock purchase, exchange, merger or the sale of all or substantially all of the Company's assets, (ii) the dissolution and liquidation of the Company, or (iii) the written agreement of the Investor and the Stockholder.

    Entire Agreement.

    This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral.

    Notices.

    All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

    If to the Stockholder: Catherine S. Hill

    5 Beaver Pond Road

    Loudonville, NY 12211

    If to the Investor: Mechanical Technology Incorporated

    30 South Pearl Street

    Albany, NY 12207

    All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

    Severability.

    In the event that any court having jurisdiction shall determine that any provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement shall nevertheless remain in full force and effect.

    Further Agreements.

    Each of the parties hereto shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby.

    Assignment.

    This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. In particular, the Investor's right to vote or grant a consent with respect to the Shares subject to the proxy granted hereunder shall be personal to the Investor, and the Investor shall not transfer, assign, or grant to any other person, nor shall the Investor substitute another person for the Investor to exercise, the Investor's rights to vote or grant a consent with respect to the Shares under such proxy without the Stockholder's written consent.

    Parties in Interest.

    This Agreement shall be binding upon and inure to the benefit of the heirs, legatees and devisees, executors, administrators, legal representatives, successors and assigns of the Stockholder and the Investor.

    Amendment; Waiver.

    This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

    Governing Law.

    This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to the conflict of law principles thereof.

    Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed and delivered under seal as of the date first written above.

INVESTOR

MECHANICAL TECHNOLOGY, INC.

By:s/Cynthia A. Scheuer____________________

Name: Cynthia A. Scheuer

Title: Vice President and Chief Financial Officer

STOCKHOLDER

s/Catherine S. Hill_________________________

Catherine S. Hill

TRADOCS:1369669.1(TC%D01!.DOC)